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EXHIBIT 21

EXHIBIT 21 — SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation

MainSource Bank	Indiana
MainSource Bank of Illinois	Illinois
MainSource Bank — Ohio	Ohio
MainSource Bank — Hobart	Indiana
MainSource Insurance, LLC	Indiana
MSB Investments of Nevada, Inc.	Nevada
MSB Holdings of Nevada, Inc.	Nevada
MSB of Nevada, LLC	Nevada
MainSource Statutory Trust I	Connecticut
MainSource Statutory Trust II	Connecticut
MainSource Statutory Trust III	Delaware
MainSource Statutory Trust IV	Delaware
MSB Realty, Inc.	Maryland
MainSource Title, LLC	Indiana

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  EXHIBIT 21